Registration No. 333-73083 Rule 424 (b)(2)
                                     Pricing Supplement No:240 Cusip:14912LE98
                                     Dated:  June 15, 1999

	Caterpillar Financial Services Corporation
	Medium-Term Notes, Series F
	(Floating Rate)
	With Maturities of 9 Months or More from Date of Issue

Principal Amount:       Initial Interest Rate:        Proceed Amount:
$35,000,000             Fed Funds + 40bps             $34,938,750


Original Issue Date:    Commission Fee:               Maturity Date:
06/18/99                  $61,250                      08/17/2001

Dealer:	     Index Maturity:                Spread +/-:
Merrill Lynch                Daily                          +40


Specified Currency:     Option to Elect Payment       Authorized Denominations
x U.S. dollars          in U.S. dollars               (only applicable if
_ Other:___________     (only applicable if           Specified Currency is
                        Specified Currency is         other than U.S.
                        other than U.S. dollars):      N/A
                           N/A

The Note is a:                                        Exchange Rate Agent
    X Global Note                                     (if other than U.S.
      Certificated Note                                 Bank Trust, N.A.): N/A
     (only applicable if
      Specified Currency
      is other than U.S. dollars)                     Spread Multiplier: N/A

Interest Rate Basis or Bases: Fed Funds + 40 bps.  Sets 1 business day prior.

LIBOR Source (only applicable if LIBOR Interest Rate Basis):
   Reuters           Telerate

LIBOR Currency (only applicable if LIBOR Interest Rate Basis):


Maximum Interest Rate:  N/A             Interest Payment Period: Quarterly

Interest Payment Dates: Coupons will pay on the 17th of March, June,
	 September, and December (or next good business day) modified following convention.
                        Initial payment due 09/17/99.

Minimum Interest Rate: N/A

Interest Rate Reset Option:  _ Yes    x No

Optional Reset Dates (only applicable if option to reset spread or spread multiplier): N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier): N/A

Minimum Interest Rate:  N/A              Interest Payment Dates:  N/A

Stated Maturity Extension Option:  _ Yes    X No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A


Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A


Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A


Interest Payment Dates: Coupons will pay on the 17th of March, June,
	 September, and December (or next good business day) modified following convention.
                              Initial payment due 09/17/99.

Interest Determination Dates: Daily.  One U.S. business day prior to the reset date.


Calculation Agent (if other than U.S. Bank Trust, N.A.): N/A

Original Issue Discount Note:  Total Amount of OID: N/A Terms of Amortizing
     __ Yes    x No                                       Notes: N/A
                               Issue Price (expressed
                               as a percentage of
                               aggregate principal
                               amount): 100%


Redemption Date(s) (including                      Redemption Price(s): N/A
any applicable regular or
special record dates): N/A

Repayment Date(s) (including                       Repayment Price(s):  N/A
 any applicable regular or
special record dates): N/A

Other Terms: N/A

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note ordered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $959.80MM principal amount of the Notes had been sold at interest rates then in effect.



	_________________________________

	Pricing Supplement to Prospectus Supplement dated March 25, 1999 and Prospectus dated March 3, 1999.